ADDENDUM TO BRIDGE LOAN AGREEMENT

This Addendum ("Addendum") is made and entered into as of **May 29, 2025**, by and between **Gentleman Thief LLC**, a limited liability company ("Borrower"), and **Limitless Films, Inc.**, a corporation ("Lender"), with the undersigned **Randall Emmett**, acting solely in his capacity as **Personal Guarantor** of the Borrower, and shall modify and supplement that certain Bridge Loan Agreement dated **January 24, 2025** (the "Loan Agreement").

WHEREAS, pursuant to the Loan Agreement, Lender provided Borrower a loan in the principal amount of $1,000,000 (the "Loan") with a maturity date of April 24, 2025;

WHEREAS, Lender previously granted Borrower a **30-day extension** beyond the original maturity date, and subsequently a **secondary extension**, to accommodate delays in repayment;

WHEREAS, Borrower and Guarantor have requested a final extension due to delays in receiving anticipated **film tax credit proceeds related to the production of *The Gentleman Thief (Cash Out 3)***;

WHEREAS, Lender is willing to grant such extension conditioned upon the payment of a default penalty and adherence to a revised repayment schedule;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Loan Agreement, the parties agree as follows:

1. **EXTENSION OF MATURITY DATE.** The Maturity Date under the Loan Agreement is hereby extended to **September 15, 2025**.

2. **DEFAULT PENALTY PAYMENT.** As consideration for Lender's agreement to extend the repayment period, **Borrower and Guarantor shall pay Lender a one-time default penalty of $25,000**, due no later than **June 30, 2025**.

3. **REPAYMENT SCHEDULE.** Borrower and Guarantor agree to begin making weekly payments toward the Loan balance effective **August 1, 2025**, with full repayment of principal and accrued interest due **on or before September 15, 2025**.

4. **ACKNOWLEDGMENT OF PRIOR EXTENSION.** The parties acknowledge that Lender previously granted a 30-day extension and a secondary extension beyond the original maturity date. This Addendum constitutes a **final extension** based on the Borrower's representation that tax credits due from the filming of *The Gentleman Thief (Cash Out 3)* have not yet been received.

5. **NO OTHER MODIFICATIONS.** Except as modified herein, all terms and conditions of the Loan Agreement, including the Personal Guaranty executed by Randall Emmett, remain in full force and effect.

6. <u>COUNTERPARTS.</u> This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Executed copies exchanged by PDF or electronic transmission shall be deemed binding and enforceable.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

LIMITLESS FILMS, INC.

By: ______________________

Name: JASPREET MATHUR
Title: CEO

GENTLEMAN THIEF, LLC

By: ______________________

Name: RANDALL EMMETT
Title: CHAIRMAN

PERSONAL GUARANTOR (for Gentleman Thief LLC):

____

RANDALL EMMETT